SCHEDULE 13G
6/30/98

PERVASIVE SOFTWARE
CUSIP # 715710109
AMENDMENT

CUSIP #715710109

ITEM 1:		REPORTING PERSONS
			PAUL J. SCHUPF ASSOCIATES   (TAX ID ####-##-####)

ITEM 4:		CITIZENSHIP
			USA

ITEM 5:		SOLE VOTING POWER
			1,283,400

ITEM 6:		SHARED VOTING POWER
			0

ITEM 7:		SOLE DISPOSITIVE POWER
			1,283,400

ITEM 9:		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	1,283,400

ITEM 11:	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:
	8.4%

ITEM 12:	TYPE OF REPORTING PERSON
	1A

NAME OF ISSUER
	PERVASIVE SOFTWARE INC.

ITEM 1B:	8834 CAPITAL OF TEXAS
	AUSTIN, TX 78759

ITEM 2A:	NAME OF PERSON FILING
	PAUL J. SCHUPF ASSOCIATES

ITEM 2B:	ADDRESS OF PRINCIPAL BUSINESS OFFICE
	PO BOX 179, 27 PAYNE STREET
	HAMILTON, NY 13346

ITEM 2C:	CITIZENSHIP
	USA

ITEM 2D:	TITLE OF CLASS OF SECURITIES
	COMMON STOCK

ITEM 2E:	CUSIP NUMBER
	715710109

ITEM 3:	IF THIS STATEMENTIF FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B) CHECK
WHETHER THE PERSON FILING IS A:

(e) (	INVESTMENT ADVISER REGISTERED UNDER SECTION 203 OF THE INVESTMENT
ADVISORS ACT OF 1940

ITEM 4:		OWNERSHIP

ITEM 4A:		AMOUNT BENEFICIALLY OWNED:  1,283,400 SHARES

ITEM 4B:		PERCENT OF CLASS:  8.4%

ITEM 4C:		NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

(i) SOLE POWER TO VOTE OR TO DIRECT THE VOTE:  1,283,400

ITEM 5:		OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
			NOT APPLICABLE

ITEM 10:	CERTIFICATION:

	BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SEVCURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT
OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND
WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.

	SIGNATURE:

AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE , COMPLETE AND CORRECT.

								DATE:  AUGUST 17, 1998

								SIGNATURE:  /s/ PAUL J. SCHUPF

								NAME:  PAUL J. SCHUPF